EXHIBIT 99.1

River Valley Bancorp Announces Quarterly
Cash Dividend

For Immediate Release
Tuesday, March 17, 2009

Madison, Indiana--River Valley Bancorp ( NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.21 per share of its Common Stock for the quarter ending March 31, 2009. The annualized rate of the dividend reflects $0.84 per share.

The dividend record date will be as of March 27, 2009 and will be payable on April 10, 2009. This dividend represents the forty-seventh consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has eight locations in the Madison, Hanover, Charlestown, Sellersburg, and Floyds Knobs, Indiana area. A ninth office is located in Carrollton, KY.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
(812) 273-4949